Exhibit 5



                               SGL CARBON GROUP

                         CODE OF ETHICS (SEC VERSION)

I.    PREAMBLE

SGL CARBON Aktiengesellschaft ("SGL" or the "Company") hereby expressly recognizes and adopts the following Code of Ethics (the "Code") and emphasizes the importance of this Code for the corporate governance principles of the Company and the SGL CARBON group. The Code conforms to the requirements of the U.S. Securities and Exchange Commission ("SEC") and applies to the chief executive officer, the chief financial officer, the members of the Executive Committee, the members of the Company's disclosure committee and other employees who are responsible for the Company's financial reports, its controlling or its accounting practices (the "Senior Financial Officers"). The Senior Financial Officers have a special responsibility in the corporate governance of the Company. As part of their duties, they are required to prevent misconduct and to ensure that the interests of all concerned parties are appropriately balanced, protected and respected.

II.   ETHICAL BEHAVIOR AND PREVENTION OF CONFLICTS OF INTEREST

The Company requires scrupulously ethical behavior of all its Senior Financial Officers in all areas, particularly in the business dealings of the Company.

Every Senior Financial Officer is required to avoid activities and associations outside of the Company that could lead to a conflict of interests. Every Senior Financial Officer is required to disclose any such conflict of interest to the compliance officer immediately. Should the compliance officer himself or a member of the Executive Committee have such a conflict of interest, the compliance officer shall immediately inform the audit committee.

A conflict of interest exists whenever the interests of a Senior Financial Officer or of a member of his immediate family conflict in any way with the interests of the Company. A conflict could arise whenever a Senior Financial Officer takes actions or pursues interests that would make it difficult for him to perform his duties within the Company objectively and effectively. A conflict of interest could also arise when a Senior Financial Officer or a member of his family receives improper personal benefits as a result of his position within the Company.

III.  PUBLIC DISCLOSURE AND COMMUNICATION

The Senior Financial Officers are required to present the quarterly, annual and consolidated financial and other reports of the Company, as well as its public disclosure and communication, in a manner that is complete, fair, precise, timely and understandable.

IV.   COMPLIANCE WITH OFFICIAL RULES, REGULATIONS AND LAWS

The Company requires its Senior Financial Officers to comply with all applicable laws, rules and other regulations. This requirement includes laws and rules with respect to insider trading.

Senior Financial Officers are required to disclose violations of laws, rules or regulations to the compliance officer. In the event that the compliance officer himself is involved in such a violation, the audit committee shall be informed.

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V.    COMPLIANCE WITH THE CODE; VIOLATIONS OF THE CODE

Each Senior Financial Officer is personally responsible for ensuring that his behavior complies with this Code. The Senior Financial Officers shall also strive to promote a corporate culture that is based on compliance with all laws, rules and regulations in all business activities of the Company. The Senior Financial Officers are required to report violations of this Code to the compliance officer or to the audit committee.

The Company will take such actions as it deems appropriate for any violation of this Code, including possible termination of the employment relationship with the offending Senior Financial Officer.

VI.   PROCEDURAL MATTERS

The head of the legal department shall serve as compliance officer with respect to this Code. The compliance officer shall support the Executive Committee in its efforts to monitor compliance with this Code. The compliance officer shall periodically review the adequacy of this Code and present his proposals for potential amendments to the Executive Committee.

Every amendment to this Code shall be promptly disclosed to shareholders and will be published by the Company by a posting on its web site, which shall remain available on the site for at least 12 months. In addition, amendments to this Code shall be disclosed to the SEC on Form 6-K.

In addition, the Company will disclose any amendments to this Code as part of its U.S. disclosure on Form 20-F and in compliance with applicable securities laws, rules and regulations.

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